#021 Putnam Global Health Care Fund
08/31/12

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A	     22,595
Class B		   635
Class C		   351
Class M		   218

72DD2 (000s omitted)


Class R		    55
Class Y		   510

73A1

Class A		0.991
Class B		0.659
Class C	     0.688
Class M		0.779

73A2


Class R		0.910
Class Y		1.114


74U1 (000s omitted)

Class A	         20,496
Class B		       725
Class C		       443
Class M			  237

74U2 (000s omitted)

Class R			   70
Class Y		       449


74V1

Class A		    $45.03
Class B		    $35.87
Class C		    $39.68
Class M		    $40.12

74V2

Class R		$43.63
Class Y		$46.58



Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.